Exhibit 10.56

EXECUTION COPY

EMPLOYMENT AGREEMENT
Second Amendment

SECOND AMENDMENT, dated as of November 11, 2015 (“Second Amendment”) to the EMPLOYMENT AGREEMENT, dated as of April 29, 2013, and previously amended as of June 17, 2014, between Advance Auto Parts, Inc. (“Advance” or the “Company”), a Delaware corporation, and George E. Sherman (the “Executive”) (the “Agreement”).

The Company and the Employee agree as follows:

1.    Amendment of Section 1 of the Agreement.    Effective January 3, 2016, Section 1 of the Agreement is hereby amended by deleting the first sentence of the first paragraph and substituting the following therefor:

“Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive, and the Executive agrees to serve the Company, as its President (“Executive’s Position”). In addition, commencing January 3, 2016, the Company agrees to employ the Executive and Executive agrees to serve the Company as its Interim Chief Executive Officer (“Interim CEO”) until such time as the Company determines, in its sole discretion, to discontinue the position of Interim CEO. During the time that Executive serves in the combined role of President and Interim CEO, such combined role shall be deemed to constitute the Executive’s Position. The discontinuance of Executive as Interim CEO shall not constitute Good Reason for purposes of Section 4(e) of the Agreement.”

2.     Amendment of Section 3(a) of the Agreement. Effective November 15, 2015, Section 3(a) of the Agreement is hereby amended by deleting the first sentence and substituting the following therefor:

3.    Compensation.
(a)    Base Salary. Until such time as Executive no longer serves as Interim CEO, the Company shall pay to Executive a base salary of $950,000 per annum, payable consistent with the Company’s standard payroll practices then in effect (“Interim CEO Base Salary”). In the event the Company determines to discontinue the position of Interim CEO and Executive continues to serve as the Company’s President, the Company may reinstate Executive’s Base Salary to an amount not less than the Base Salary in effect immediately prior to the effective date of this amended Section 3(a). Any reduction in Base Salary resulting from such Base Salary reinstatement shall not constitute Good Reason for purposes of Section 4(e) of the Agreement.

3.    Amendment of Section 3(b) of the Agreement.    Effective January 3, 2016, Section 3(b) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

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3.    Compensation.

(b)    Bonus. The Executive shall receive an annual bonus in such amounts and based upon achievement of such corporate and individual performance during the Company’s 2016 fiscal year and other criteria as shall be approved by the Compensation Committee from time to time, with a target amount, if such performance and other criteria are achieved, of 135 percent (135%) of the Base Salary (the “Target Bonus Amount”), with a maximum payout of 270 percent (270%) of the Base Salary, which shall be paid in a manner consistent with the Company’s bonus practices then in effect. The Target Bonus Amount and the maximum payout for any subsequent fiscal year or other performance period established by the Compensation Committee during the Term of this Agreement shall be determined by the Compensation Committee. In the event the Company determines to discontinue the position of Interim CEO and Executive continues to serve as the Company’s President, the Company may reinstate Executive’s Target Bonus Amount and maximum payout percentage rate to an amount not less than the Target Bonus Amount and maximum payout percentage rate in effect immediately prior to the effective date of this amended Section 3(b). Any reduction in Target Bonus Amount and/or maximum payout percentage resulting from such Target Bonus Amount and maximum payout percentage reinstatement shall not constitute Good Reason for purposes of Section 4(e) of the Agreement. To be eligible to receive a bonus, the Executive must be employed by the Company on the date the bonus is paid.

4.     Amendment of Section 3 of the Agreement. Section 3 of the Agreement is hereby amended by adding a new Section 3(f), which will read as follows:

3.    Compensation.

(f)    Annual Long-Term Incentive Award. Executive shall receive an annual target Long-Term Incentive Award (“LTI Award”) pursuant to, and in accordance with, the terms of the Company’s 2014 Long-Term Incentive Plan, valued in the amount of One Million, Eight Hundred Thousand Dollars ($1,800,000.00) as measured on the date of grant, which date shall be December 1, 2015. Executive’s LTI Award will be comprised of 50 percent (50%) performance-based Stock Appreciation Rights (“SARs”) and 50 percent (50%) time-vesting Restricted Stock Units (“RSUs”) and shall be subject to the terms and conditions, including performance vesting criteria, as may be established and approved by the Compensation Committee and set forth in the applicable LTI Award agreements. The annual target LTI Award amount and the maximum payout for any subsequent fiscal year or other performance period established by the Compensation Committee during the Term of this Agreement shall be determined by the Compensation Committee. Any reduction in LTI Award in subsequent years shall not constitute Good Reason for purposes of Section 4(e) of the Agreement.

5.     No Other Amendments. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect in accordance with its terms, without any waiver, amendment or modification of any provision thereof. All references in the Employment Agreement to “this Agreement” shall be deemed to refer to the Employment Agreement as amended by this Second Agreement.

6.     Governing Law; Titles; Counterparts. Sections 7, 14 and 15 of the Employment Agreement (“Governing Law,” “Titles” and “Counterparts,” respectively) are expressly incorporated by reference herein.

IN WITNESS WHEREOF, the Company and Employee have executed this Second Amendment as of the date first written above.

Advance Auto Parts, Inc.
By:___________________________(SEAL)
Name: John C. Brouillard Title: Chair of the Board of Directors Address:

Employee
George E. Sherman Signature:____________________________ Address:

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